Exhibit 3.1

TRAVELCENTERS OF AMERICA INC.

ARTICLES OF AMENDMENT

TravelCenters of America Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 216,000,000, consisting of 216,000,000 shares of common stock, par value $0,001 per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $216,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 16,000,000 shares of stock, consisting of 16,000,000 shares of common stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $16,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 216,000,000 shares of stock, consisting of 216,000,000 shares of common stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $216,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by Section 2-105(a)(13) of the MGCL and the Charter.

SIXTH: These Articles of Amendment shall become effective on June 22, 2020.

SEVENTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Assistant Secretary on this 4th day of June, 2020.

ATTEST:	TRAVELCENTERS OF AMERICA INC.

/s/ Peter Crage	/s/ Jonathan M. Pertchik
Assistant Secretary	Chief Executive Officer